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                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT

        THIS AGREEMENT ("Agreement"), dated as of March 1, 1998, is made and entered into by and between COHR, INC., a Delaware corporation ("Company"), and Daniel F. Clark, an individual ("Executive").

                                     RECITAL

        Employee is a key executive of the Company and an integral part of its management. This Agreement is being entered into in connection with the Company's continued employment of Executive.

                                    AGREEMENT

        NOW, THEREFORE, Company and Executive agree as follows:

        1. This Agreement shall be in effect from the date of execution to and including February 28, 1999, unless renewed or terminated earlier as provided herein. The term of this Agreement will automatically extend for an additional one (1) year period, unless a written notice of non-renewal is given by either party no less than thirty (30) days prior to the expiration date provided in the preceding sentence. Executive is and will continue to be employed by Company in the position held by Executive as of the effective date of this Agreement and pursuant to its terms. Executive's job description as of the effective date hereof is attached hereto as Exhibit A. During his employment hereunder, Executive shall continue to devote all of his attention and business during normal business hours to the performance of this Agreement and shall, without the Company's prior written consent in each instance, refrain from rendering services of any kind to others for compensation or which would materially interfere with the performance with his duties under this Agreement.


        2.

                a. Company shall pay a base salary to Executive for the term hereof at the minimum rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) per year, payable in semi-monthly installments. In addition to his base salary, Executive may be eligible, in accordance with Company policy and in the discretion of the board of directors, to be considered for an annual bonus based on such criteria as may be established by the compensation committee.

                b. All compensation provided pursuant to this Paragraph 2 shall be subject to customary income tax withholding and such other employee deductions as are required by law with respect to compensation paid to an employee.

                c. In addition to the base compensation and bonus provided in this Agreement, Executive shall throughout the term hereof (prior to death) be entitled to and shall receive all other benefits generally available to other executives of the Company of the same level and length of service as Executive. Executive shall be entitled to paid vacation in accordance with the policy of the Company generally applicable to other executives of Company with similar length of service.


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        3. As a material part of the consideration for entering into this
Agreement, Company and Executive have agreed that concurrently with the payment to Executive of any compensation upon termination of employment as provided herein, Company and Executive shall execute and deliver to each other a complete mutual release and discharge of any and all rights, claims, actions and right to arbitration which Executive or the Company, their respective successors and assigns, have against each other arising out of Executive's employment or the termination of Executive's employment; provided however that the Company is not releasing, and shall not release, Executive from any rights, claims or actions arising from any act or omission which would have constituted grounds for termination of this Agreement if then known by the Company.

        4. Except as provided in Paragraph 5 below, in the event of the occurrence of one of the following prior to February 28, 1999 - i.e., either
(a), (b) or (c) below:

               a. Executive is given written notice of the termination of this Agreement and Executive's employment, other than for cause (as defined herein below);

               b. Executive is permanently relocated without his consent to outside of the greater Los Angeles area and Executive resigns within three (3) months of notification of such relocation; or

               c. Executive's responsibilities and salary are materially reduced and Executive resigns within three (3) months of such reduction,

then Company shall, subject to Paragraphs 3 and 5 hereof, for the months remaining under this Agreement following such termination or resignation, BUT IN NO EVENT FOR LESS THAN SIX (6) MONTHS following the effective date of such termination or resignation, (i) pay to Executive each month an amount equal to one-twelfth (1/12) of Executive's then annual base salary, except that such payment shall be subject to Federal and State Income Tax withholding, social security and SDI withholding, and such other employee deductions as are required by Federal, State or local law or authorized by the Executive in good faith, and
(ii) continue, at the expense of Company, health benefit coverage, at the same coverage level in effect at the time of such termination or resignation, provided, to the extent that Executive shall receive or be entitled to any health benefit coverage from any subsequent employment, the health benefit coverage provided at Company's expense shall be terminated. The amount of any continued payment of base salary provided for in this paragraph shall not be reduced, offset or subject to recovery by reason of any compensation earned by Executive with a subsequent employer.

        For purposes of Paragraphs 4 and 5 hereof, a termination "for cause" occurs if Executive is terminated for any of the following reasons: (i) theft, dishonesty, or falsification of any employment or Company records; (ii) knowing and improper disclosure of Company's confidential or proprietary information;
(iii) any act or failure to act by Executive which has a material detrimental effect on Company's reputation or business, is beyond the course and scope of the Executive's duties, is not in the best interests of the Company or is a breach of the Executive's fiduciary duties to Company; (iv) Executive commits an act or becomes involved in any situation or occurrence degrading to Executive in society or bringing Executive into public disrepute, contempt, scandal or ridicule; (v) habitual neglect of duties or wanton negligence by


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Executive in the performance of duties; (vi) violation of (A) a material Company policy or procedure or (B) any law or regulation (except for minor offenses unrelated to work or qualifications for work, such as traffic or parking violations or like matters); (vii) material wrongdoing or misconduct; or (viii) any material breach of this Agreement which breach is not cured within thirty
(30) days following written notice of such breach from Company.

        5. Neither Company nor its successor in interest shall be required to make any payments under Paragraph 4 above in the event Executive is terminated for cause, retires, or voluntary resign. Such payments shall be made to Executive's estate in accordance with Paragraph 4 in the event Executive dies or to Executive in the event Executive becomes disabled as disability is defined in the next sentence. For the purposes of this Agreement, "disability" shall mean if at the end of any calendar month, Executive is and has, for three (3) full consecutive months out of any twelve (12) month period continuously been unable due to mental of physical illness or injury to perform his duties under this Agreement in his normal or regular manner.

        6. Except as required for the purposes of proxy disclosure, NASDAQ rules or applicable laws or regulations, the parties each represent and agree that they will keep the terms, contents and existence of this Agreement completely confidential, and will not hereafter disclose any information concerning this Agreement, including any negotiations leading to this Agreement, to anyone except as required by law or to individuals who reasonably must be informed of its terms and who will be advised of and bound by this confidentiality clause. Notwithstanding the foregoing, either party may disclose this Agreement or its terms or contents in any arbitration pursuant to Paragraph 9 hereof. Any failure by any party, their attorneys, agents or representatives to maintain the confidentiality of the negotiations leading to this Agreement or the fact of, or the terms of this Agreement shall constitute a material breach of this Agreement.

        7. Fiduciary Duties. Executive acknowledges that he is a fiduciary of the Company and as such is subject to duties to the Company, its Board of Directors and Stockholders, including but not limited to the obligation to discharge his duties (1) in good faith, (2) with the care of an ordinarily prudent person in a like position would exercise under similar circumstances, and (3) in a manner he reasonably believes to be in the best interests of the corporation. Consistent with this fiduciary duty, and not by way of limitation in this regard, Executive agrees to cooperate with and/or assist the Company's Board of Directors and its consultants or advisors in exploring, preparing for or implementing such strategic alternatives (including assisting with a possible sale of all or a portion of the Company) as the Board may determine to pursue.

        8. Confidential Information. Executive and Company agree that Executive's employment with Company creates a relationship of confidence and trust between the Company and Executive with respect to any information: (a) applicable to the business of the Company, or (b) applicable to the business of any client or customer of the Company, which may be made known to Executive by the Company or by any client of the Company, or learned by Executive in such context during the period of Executive's employment. All of such information has commercial value in the business in which Company is engaged and is hereinafter referred to as "Proprietary Information." Executive and the Company agree that all Proprietary Information is


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the sole property of the Company, its assigns and its customers; the Company, its assigns and its customers shall be the sole owner of all patents, copyrights, trade secrets and other rights in connection therewith. Executive hereby assigns to the Company any rights he may have or acquire in such Proprietary Information. At all times, both during Executive's employment by the Company and after its termination, Executive will keep in confidence and trust all Proprietary Information and will not use or disclose any Proprietary Information or anything directly relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive's duties as an employee of the Company. Notwithstanding the foregoing, it is understood that at all such times, Executive is free to use information which is generally known in the trade industry not as a result of a breach of this Agreement and Executive's own skill, knowledge, know-how and experience to whatever extent and whatever way Executive may wish.

        9. Non Compete. Executive acknowledges that as an executive of the Company, he has been instrumental in the business of the Company and its success. Accordingly, Executive agrees that during the term of his employment hereunder he will not, directly or indirectly, within the following California counties: Alameda, Fresno, Los Angeles, Orange, Riverside, San Bernardino, Ventura, Santa Barbara and San Joaquin, or any other location in the State of California or the United States where the Company is transacting business either during the term of this Agreement or at the time of the termination of Executive's employment hereunder, as the case may be, engage or participate or make financial investments in or become employed by or render advisory or other services to or for any person, firm or corporation or, in connection with any business activity other than that of the Company and its subsidiary or affiliated companies, directly or indirectly in competition with any of the business operation or activities of the Company and its subsidiary or affiliated companies, whether such companies are presently existing or hereafter acquired or formed. Nothing herein contained however, shall restrict Executive from making any investments in any company whose stock is listed on the National Securities Exchange or actively traded in the over-the-counter market, so long as such investment does not give him the right to control or influence the policy decisions of any such business or enterprise which is or might be directly or indirectly in competition with any of the business operations or activities of the Company or any of its subsidiary of affiliated companies.

        10. For a period of one (1) year from and after the termination or expiration of Executive's employment with Company, whether pursuant to the terms of this Agreement or otherwise, Executive shall not:

                a. Directly or indirectly solicit any executive or managerial employee of Company to discontinue working for or representing Company for the purpose of working for or representing any subsequent employer of Executive which is a competitor of Company; or

                b. Authorize or knowingly approve the taking of such actions by other persons on behalf of any such competitor or assist any such person, firm or corporation in taking such action.


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        11. Executive acknowledges that he has been advised to seek an attorney for advice regarding the effect of this Agreement prior to signing it.

        12. If any claim is brought under this Agreement, or any dispute of any nature whatsoever arises regarding the termination of this Agreement or the termination of Executive's employment, the Company and Executive agree that such claim or dispute shall be resolved in an arbitration proceeding conducted under the auspices of the American Arbitration Association, Los Angeles, California and in accordance with its Employment Dispute Resolution rules. The arbitrator agreed to under such rules shall be empowered to resolve the dispute through consideration of the facts, the terms of this Agreement, and any statute, law, regulation, or defense asserted by either party, and the arbitrator's decision shall be final and binding. If so authorized by the arbitrator, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, including without limitation reasonable attorneys' fees.

        13. If any of the above provisions are found null, void, or inoperative, for any reason, the remaining provisions will remain in full force and effect.

        14. This Agreement may be executed by facsimile and in identical counterparts. The Agreement will be binding on the parties once it has been fully executed. Thereafter, the parties will exchange hard copies and all the counterparts together shall constitute a single agreement, and it shall not be necessary to introduce more than one fully executed counterpart to enforce this Agreement.

        15. Any notice to the Company required or permitted hereunder shall be given in writing to the secretary of Company either by personal service or by registered mail postage prepaid addressed to Company at its then principal place of business. Any such notice to Executive shall be given in like manner and mail shall be addressed to the Executive at his home address then shown in the files of Company.

        16. This Agreement may be extended for an additional period and subject to additional or different terms by written agreement of the parties.

        IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date above written.

"Company"                                      "Executive"

COHR, INC.



By:_______________________________             ______________________________
   Stephen W. Gamble, Interim CEO              Daniel F. Clark


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                                    EXHIBIT A

                       [Attach Executive Job Description]


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